DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2007, by and between Challenger Powerboats, Inc., a Nevada corporation (the “Company”), and Dutchess Private Equities Fund Ltd., successor in interest to Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LP (“Dutchess”).

RECITALS

WHEREAS, $19,088,065 in principal and accrued interest is currently owed to Dutchess by the Company and is outstanding on the books and records of the Company, which amount is comprised of the following: (i) $12,606,994 principal and accrued interest under those 48 Convertible Debentures issued to Dutchess by the Company commencing on January 20, 2004 and continuing through May 3, 2007, copies of which are attached hereto as Exhibit A (the “Convertible Debentures”), (ii) $2,583,454 under those 15 Promissory Notes issued to Dutchess by the Company commencing on July 21, 2005 and continuing through January 27, 2006, copies of which are attached hereto as Exhibit B (the “Notes”), (iii) $1,108,525 of principal and accrued interest under that certain Factoring Agreement by and between the Company and Dutchess, dated May 17, 2006, a copy of which is attached hereto as Exhibit C (the “Factoring Agreement”), (iv)  $2,638,083 principal and accrued interest under those five Convertible Redeemable Preferred Agreements by and between the Company and Dutchess, executed during 2007, copies of which are attached hereto as Exhibit D (the “Preferred Agreements”), and (v) $151,010 principal and accrued interest due under that certain Purchase Order Financing Agreement by and between the Company and Dutchess, dated March 26, 2007, a copy of which is attached hereto as Exhibit E (the “Purchase Order Agreement”);

WHEREAS, the Company acknowledges that the total amount of accrued but unpaid interest under the Convertible Debentures is $1,912,715 as of the date hereof; and

WHEREAS, Dutchess desires to convert: (i) $9,822,309 of principal and interest outstanding under 33 Convertible Debentures commencing on February 28, 2006 and continuing through May 3, 2007 (ii) all amounts outstanding under the Notes, (iii) all amounts outstanding under the Factoring Agreement, (iv) all amounts outstanding under the Preferred Agreements, and (v) all amounts outstanding under the Purchase Order Agreement (collectively, the “Obligations” and each an “Obligation”) into an aggregate of 1,630,338 shares of Series A preferred stock, par value $0.001 per share (“Preferred Stock”), of the Company (the “Shares”), and the Company desires to convert such Obligations into such Shares.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Conversion of the Obligations; Issuance of the Shares.

1.1

At the Closing (as defined in Section 2 hereof) and subject to the terms and conditions of this Agreement, Dutchess hereby agrees to convert all of the Obligations into the Shares at a conversion price of ten dollars ($10) per share, and the Company hereby agrees to issue an aggregate of one million six hundred and eighty thousand three hundred thirty-eight (1,630,338) shares of Preferred Stock to Dutchess.  By converting the Obligations into the Shares, Dutchess acknowledges and agrees that, except as provided in Section 7 hereof, the Obligations will be cancelled and terminated in all respects and for all purposes and that Dutchess will be deemed to have released all claims held by Dutchess with respect to the Obligations, including the payment of principal and interest thereon, and any fees and other amounts payable with respect to the Obligations.

1.2

For purposes of calculating the holding periods for the Shares, Dutchess shall tack back to the holding period(s) for the specific Obligation(s) under which Dutchess became entitled to receive the Shares pursuant to this Agreement.  The Company shall not adopt a position inconsistent with the foregoing or contest such tacking for any reason, and the Company shall cooperate with Dutchess in any efforts Dutchess may undertake to assert such tacking in connection with the future sale of any Shares or any other purpose.

2.

Closing; Delivery of Shares.

2.1

Closing.  The closing of the conversion of the Obligations and the issuance of the Shares (the “Closing”) shall occur at 10:00 a.m. local time at the offices of the Company, or at such other location as shall be agreed by the parties.

2.2

Deliveries.  At the Closing, the Company shall deliver to Dutchess (i) a stock certificate representing the Shares in the name of Dutchess; and (ii) the Amended and Restated Debenture described in Section 7 hereof, executed by an authorized representative of the Company.

3.

Representations and Warranties of Dutchess.  Dutchess represents and warrants to the Company as follows.

3.1

Acquisition for Own Account for Investment.  Dutchess is acquiring the Shares for Dutchess’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “1933 Act”).

3.2

Understanding of Risks.  Dutchess is aware of the highly speculative nature of the investment in the Shares and the financial hazards involved in such investment.

3.3

Dutchess’s Qualifications.  By reason of Dutchess’s business or financial experience, Dutchess is capable of evaluating the merits and risks of this investment, has the ability to protect Dutchess’s own interests in this transaction, and is financially capable of bearing a total loss of the investment.

3.4

No General Solicitation; Place of Sale.  At no time was Dutchess presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

3.5

Compliance with Securities Laws.  Dutchess understands and acknowledges that the Shares are not being registered with the United States Securities and Exchange Commission (the “Commission”) under the 1933 Act, but instead are being sold under an exemption or exemptions from the registration and qualification requirements of the 1933 Act or applicable state securities laws that impose certain restrictions on Dutchess’s ability to transfer the Shares.

3.6

Restrictions on Transfer.  Dutchess understands that Dutchess may not transfer any Shares unless such Shares are registered under the 1933 Act or applicable state securities laws, or unless exemptions from such registration and qualification requirements are available.

3.7

Representation by Counsel.  Dutchess has been represented by its own counsel, accountant and tax specialist in connection with the acquisition of the Shares and entering into this Agreement and acknowledges that Dutchess is not relying on any securities, tax, accounting or other advice from the Company or its counsel or advisors.

4.

Representations and Warranties of the Company.  The Company represents and warrants to Dutchess as follows.

4.1

Authority.  The Company has the power and authority to enter into and perform its obligations under this Agreement and to issue the Shares to Dutchess.  The Company has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization as the type of entity that it purports to be.  The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary action and no other proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

4.2

Valid Issuance of Shares.  The Shares, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company.

4.3

Representation by Counsel.  The Company has been represented by its own counsel, accountant and tax specialist in connection with the issuance of the Shares and entering into this Agreement and acknowledges that the Company is not relying on any securities, tax, accounting or other advice from Dutchess or its counsel or advisors.

4.4

Consent.  No consent, approval, authorization or order of any court or governmental authority or third-party is required in connection with the execution, delivery or performance of this Agreement by the parties.

5.

Covenants of the Company.  The Company hereby covenants to Dutchess as follows:

5.1

While the Preferred Stock is outstanding, the Company shall not incur any obligation or debt in excess of Fifty Thousand Dollars ($50,000) without the prior written consent of Dutchess.

5.2

On or before the Closing, the Company shall file a Certificate of Designation with the Nevada Secretary of State setting forth the rights, privileges and preferences of the Preferred Stock, which shall include, among other rights, privileges and preferences, the following:

a.

Dividends shall be paid quarterly, in cash, at the rate of eight percent (8.00%) per annum.  Dividends shall be cumulative.

b.

At the option of the holder thereof, shares of Preferred Stock may be converted into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), as set forth in the Company’s Articles of Incorporation (as amended by the filing of the Certificate of Designation described above).

c.

The Series A Preferred Stock shall be senior in rights, privileges and preferences to all other series of preferred or common stock of the Company, including with respect to dividend, distribution and liquidation rights, privileges and preferences.

5.3

While the Preferred Stock is outstanding, the Company shall authorize and reserve a sufficient number of its previously authorized but unissued shares of Common Stock to satisfy the rights of conversion and purchase of the holders of the Series A Stock, which amounts shall be determined by reference to the Company’s Articles of Incorporation (as amended by the filing of the Certificate of Designation described above).

6.

Acknowledgements.  The parties hereby acknowledge and agree that, as of the date hereof, the outstanding balances under the Convertible Debentures, Notes, Factoring Agreement, Preferred Agreements, and Purchase Order Agreement are as set forth on Exhibit F attached hereto.

7.

Intentionally Omitted.

8.

Restrictive Legend.

8.1

Legend.  Dutchess understands and agrees that the Company will place the legend set forth below or a similar legend on any stock certificates evidencing the Shares, together with any other legends that may be required by state or federal securities laws or the Company’s Articles of Incorporation or Bylaws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM..

9.

Compliance with Laws and Regulations.  The sale and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Dutchess with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

10.

General Provisions.

10.1

Successors and Assigns; Assignment.  Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.  This Agreement is not assignable without the prior written consent of the parties hereto, except that Dutchess may assign this Agreement to any affiliate without the consent of the Company.

10.2

Governing Law.  The validity, terms, performance and enforcement of this Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

10.3

Notices.  Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices for delivery outside the United States will be sent by express courier.  All notices not delivered personally will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at such address as such party may designate by one of the indicated means of notice herein to the other party hereto.

10.4

Further Assurances.  The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

10.5

Titles and Headings.  The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

10.6

Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

10.7

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

10.8

Facsimile Signatures.  This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party

10.9

Amendment and Waivers.  This Agreement may be amended only by a written agreement executed by each of the parties hereto.  No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought.  Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

10.10

Third-Party Beneficiaries.  Nothing in this Agreement is intended to confer upon any other person, whether or not named herein, and rights or remedies of any nature whatsoever under or by reason of this Agreement.

10.11

Disputes Under the Agreement. All disputes arising under this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.  The parties to this Agreement shall submit all disputes arising under this Agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association (the “AAA”).  The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts.  No party hereto will challenge the jurisdiction or venue provisions as provided in this section.  Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Debenture from a court of law.  Any injunction obtained shall remain in full force and effect until the arbitrator, as set forth herein, fully adjudicates the dispute.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Dutchess have caused this Debt Conversion Agreement to be executed and delivered as of the date first written above.

DUTCHESS PRIVATE EQUITIES FUND, LTD.

By:	/s/Douglas H. Leighton
Name:	Douglas H. Leighton
Title:	Director

THE COMPANY:

CHALLENGER POWERBOATS, INC.

By:	/s/ Laurie A. Phillips
Name:	Laurie Phillips
Its:	Chief Executive Officer